Exhibit 2.1

PLAN OF MERGER
This Plan of Merger (this “Agreement”), dated as of April 30, 2025, is between Forward Air Corporation, a Tennessee corporation (“FWRD-Tennessee”), and FA-Delaware Corporation, a Delaware corporation and wholly owned subsidiary of FWRD-Tennessee (“FWRD-Delaware”).
RECITALS
A.    FWRD-Tennessee is a corporation duly organized and existing under the laws of Tennessee;
B.    FWRD-Delaware is a corporation duly organized and existing under the laws of Delaware;
C.    the Board of Directors of FWRD-Tennessee has (a) determined that this Agreement and the merger of FWRD-Tennessee with and into FWRD-Delaware, with FWRD-Delaware surviving the merger (the “Merger”) for the purposes of effecting the reincorporation of FWRD-Tennessee in Delaware, are advisable and in the best interests of FWRD-Tennessee and its shareholders, (b) adopted and approved the execution and delivery of this Agreement by FWRD-Tennessee, (c) directed that the approval of this Agreement be submitted to a vote of the FWRD-Tennessee shareholders at a meeting thereof, and (d) resolved to recommend that the shareholders of FWRD-Tennessee vote in favor of the approval of this Agreement in accordance with the Tennessee Business Corporation Act (the “TBCA”); and
D.    the Board of Directors of FWRD-Delaware has (a) determined that this Agreement and the Merger are advisable and in the best interests of FWRD-Delaware and its sole stockholder, (b) approved the execution and delivery of this Agreement by FWRD-Delaware, (c) directed that this Agreement be submitted for approval and adoption by action by written consent of FWRD-Tennessee in its capacity as FWRD-Delaware’s sole stockholder, and (d) resolved to recommend to FWRD-Tennessee that it approve and adopt this Agreement in accordance with the General Corporation Law of the State of Delaware (the “DGCL”).
NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I

THE MERGER
1.1    The Merger; Surviving Corporation. Upon the Effective Time (as defined below), FWRD-Tennessee will be merged with and into FWRD-Delaware, subject to and upon the terms and conditions provided in this Agreement and the applicable provisions of the DGCL and the TBCA, and the separate existence of FWRD-Tennessee will cease. FWRD-Delaware will be the surviving entity (the “Surviving Corporation”) and will continue to be governed by the DGCL.
1.2    Constituent Corporations. The name, address, jurisdiction of organization and state of incorporation of each of each of the parties hereto is as follows:
(a)    FWRD-Tennessee: Forward Air Corporation, a corporation organized under the laws of Tennessee with an address of 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745.
(b)    FWRD-Delaware: FA-Delaware Corporation, a corporation organized under the laws of Delaware with an address of 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745.
1.3    Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, following the satisfaction or, if permitted by the DGCL and the TBCA, waiver by FWRD-Tennessee and FWRD-Delaware of the conditions set forth in Article III, the parties hereto will cause the Merger to be consummated pursuant to the TBCA and the DGCL by filing (a) Articles of Merger with the Secretary of State of Tennessee (the “Articles of Merger”) and (b) a Certificate of Merger with the Secretary of State of Delaware (the “Certificate of Merger”) (the time of such filing and acceptance with the Secretary of State of Tennessee and the Secretary of State of Delaware, or such later time as may be agreed in writing by the parties hereto and specified in the Articles of Merger and the Certificate of Merger, the “Effective Time”).
1.4    Effect of Merger. Upon the Effective Time, the Merger will have the effects provided for herein and in the Articles of Merger and the Certificate of Merger, as well as the applicable provisions of the DGCL and the TBCA.
1.5    Name of the Surviving Corporation. Upon the Effective Time, the name of the Surviving Corporation will be “Forward Air Corporation.”
1.6    Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation will be as set forth on Exhibit A hereto (the “Surviving Corporation Charter”), which will continue in full force and effect until subsequently amended in accordance with the DGCL and the Surviving Corporation Charter and the Surviving Corporation Bylaws (as defined below).
1.7    Bylaws of the Surviving Corporation. At the Effective Time, the Bylaws of the Surviving Corporation will be as set forth on Exhibit B hereto (the “Surviving Corporation Bylaws”), which will continue in full force and effect until subsequently amended in accordance with the DGCL and the Surviving Corporation Bylaws and the Surviving Corporation Charter.
1.8    Officers and Directors of the Surviving Corporation. Each officer and each director of FWRD-Tennessee immediately prior to the Effective Time will continue as an officer or director, as applicable, of the Surviving Corporation, and will serve in such capacity in accordance with the Surviving Corporation Charter, the Surviving Corporation Bylaws and the DGCL.
1.9    Tax Treatment. Each of FWRD-Tennessee and FWRD-Delaware acknowledges and agrees that, for U.S. federal (and applicable state and local) income tax purposes, (a) the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), (b) this Agreement, together with any resolutions adopting or approving this Agreement and the Merger, is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Subchapter C of the Code and the Treasury Regulations issued thereunder, and (c) the Surviving Corporation, as the resulting corporation in such reorganization, will continue to use the historic employer identification number of FWRD-Tennessee in accordance with IRS Revenue Ruling 73-526, 1973-2 C.B. 404 (Situation 3).
ARTICLE II

EFFECT OF MERGER
2.1    Conversion of Outstanding Stock and Units. Upon the Effective Time, by virtue of the Merger, and without any action on the part of the holders of any outstanding shares or units of FWRD-Tennessee or FWRD-Delaware or any other person:
(a)    Each share of common stock of FWRD-Tennessee, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time will be converted (without the surrender of stock certificates or any other action) into one fully paid and non-assessable share, par value $0.01 per share, of common stock of the Surviving Corporation;
(b)    Each Series B Preferred Unit of FWRD-Tennessee, par value $0.00001, issued and outstanding immediately prior to the Effective Time will be converted (without surrender of stock certificates or any other action) into one fully paid and non-assessable Series B Preferred Unit, par value $0.00001, of the Surviving Corporation (and each share of Series B Preferred Stock of FWRD-Tennessee, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time will be converted, without the surrender of stock certificates or other action, into one fully paid and non-assessable share, par value $0.01 per share, of Series B Preferred Stock of the Surviving Corporation such that each Series B Preferred Unit of the Surviving Corporation will represent a 1/1000th fractional unit of Series B Preferred Stock of the Surviving Corporation); and
(c)    The 100 shares of FWRD-Delaware common stock owned by FWRD-Tennessee immediately prior to the Effective Time, and all rights in respect thereof, will be cancelled and cease to exist.
2.2    FWRD-Tennessee Equity Compensation Plans and Employee Stock Purchase Plan. From and after the Effective Time, the Surviving Corporation will continue and perform all obligations of FWRD-Tennessee under the Forward Air Corporation 2025 Omnibus Incentive Compensation Plan, the Forward Air Corporation 2025 Non-Employee Director Stock Plan, the Forward Air Corporation 2016 Omnibus Incentive Compensation Plan, the Forward Air Corporation Amended and Restated Non-Employee Director Stock Plan, the Forward Air Corporation Amended and Restated Stock Option and Stock Incentive Plan, the Forward Air Corporation 2000 Non-Employee Director Stock Option Award, the Forward Air Corporation 2006 Non-Employee Director Stock Plan, the Forward Air Corporation 1999 Stock Option and Incentive Plan, the Forward Air Corporation Non-Employee Director Stock Option Plan, the Forward Air Corporation 2005 Employee Stock Purchase Plan (the “ESPP”) and any other equity compensation plan maintained by FWRD-Tennessee immediately prior to the Effective Time (collectively, including as amended, the “Equity Plans”). Each Equity Plan will have the same terms and conditions as in effect immediately prior to the Effective Time, including the same number of shares of stock reserved or covered thereunder, as applicable, except that the stock reserved or covered under each Equity Plan and all awards then outstanding thereunder will be the common stock of the Surviving Corporation. A number of shares of the Surviving Corporation’s common stock will be reserved for issuance under the Equity Plans equal to the number of shares of FWRD-Tennessee common stock so reserved immediately prior to the Effective Time.
2.3    FWRD-Tennessee Options, Stock Purchase Rights, Convertible Securities. Each unexercised option or other right to purchase or security convertible into or exercisable for FWRD-Tennessee common stock, in each case, that is outstanding immediately prior to the Effective Time (a “Right”) will become an option or right to purchase, or a security convertible into or exercisable for, the Surviving Corporation’s common stock, on the basis of one share of the Surviving Corporation’s common stock for each one share of FWRD-Tennessee common stock issuable pursuant to any such Right, on the same terms and conditions and, as applicable, at an exercise price equal to the exercise price that was applicable to any such Right immediately prior to the Effective Time. Each unvested share of restricted stock granted under an Equity Plan that is outstanding and unvested as of immediately prior to the Effective Time will be converted into common stock of the Surviving Corporation in accordance with Section 2.1, but from and after the Effective Time will be subject to the same terms and conditions as applied immediately prior to the Effective Time.
2.4    Employee Stock Purchase Plan. From and after the Effective Time, each participant eligible to purchase a share of FWRD-Tennessee common stock under the ESPP as of immediately prior to the Effective Time will be eligible to purchase one share of the Surviving Corporation’s common stock, on the same terms and conditions as were applicable immediately prior to the Effective Time.
2.5    Certain Tax Matters. Notwithstanding anything to the contrary in this Agreement, the continuation of Rights and ESPP purchase rights under Section 2.3 and Section 2.4 will in all events occur in a manner that satisfies the requirements of Sections 409A, 422 and 424 of the Code and the regulations issued thereunder (to the extent applicable) and the provisions of the applicable Equity Plan.
2.6    Assumption of Tax Receivable Agreement. Pursuant to Section 7.8 of the Tax Receivable Agreement, dated January 25, 2024, among FWRD-Tennessee, Central States Logistics, Inc., Clue Opco LLC and the other parties thereto (the “TRA”), at the Effective Time, and pursuant to a written agreement, the Surviving Corporation will expressly assume and agree to perform the TRA in the same manner and to the same extent that FWRD-Tennessee would have been required to perform if the Merger had not taken place.

2.7    Certificates. At and after the Effective Time, all of the outstanding certificates, if any, that immediately prior thereto represented shares of common stock, options, warrants or other securities of FWRD-Tennessee will be deemed for all purposes to evidence ownership of and to represent the shares of the respective common stock, options, warrants or other securities of the Surviving Corporation, as the case may be, into which the shares of common stock, options, warrants or other securities of FWRD-Tennessee represented by such certificates have been converted as herein provided and will be so registered on the books and records of the Surviving Corporation or its transfer agent. The registered owner of any such outstanding certificate will, until such certificate has been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of common stock, options, warrants or other securities of the Surviving Corporation, as the case may be, evidenced by such outstanding certificate, as above provided.
2.8    Effect of Merger Generally. Upon the Effective Time, and without further action by any person, all of the property, rights, privileges, powers and franchises of FWRD-Tennessee and FWRD-Delaware will vest in the Surviving Corporation, and all of the debts, liabilities and duties of FWRD-Tennessee and FWRD-Delaware will become the debts, liabilities and duties of the Surviving Corporation.
2.9    Opco Units. For the avoidance of doubt, each Class B Unit (each of which is paired with one Series B Preferred Unit of FWRD-Tennessee) and each Class A Unit outstanding as of immediately prior to the Effective Time of Clue Opco LLC, a subsidiary of FWRD-Tennessee as of immediately prior to the Effective Time, will remain outstanding and, from and after the Effective Time, (a) each Class B Unit of Clue Opco LLC will be paired with a corresponding Series B Preferred Unit of the Surviving Corporation and (b) each Class A Unit of Clue Opco LLC will be owned by the Surviving Corporation as successor by merger to FWRD-Tennessee.
2.10    Nasdaq Symbol Assumption. Upon the Effective Time, the Surviving Corporation will assume the ticker symbol “FWRD” currently used by FWRD-Tennessee, and such ticker symbol will be used for trading the common stock of the Surviving Corporation on the Nasdaq Stock Market (“Nasdaq”). FWRD-Tennessee will be the successor issuer pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and the shares of Surviving Corporation common stock will be deemed registered under Section 12(b) of the Exchange Act pursuant to Rule 12g-3(a) of the Exchange Act.
2.11    Registered Office. The registered office of the Surviving Corporation in the State of Delaware is 850 New Burton Road, Suite 201, County of Kent, Dover, Delaware 19904. The name of the Surviving Corporation’s registered agent at such address is Cogency Global Inc.
ARTICLE III

CONDITIONS TO THE MERGER
3.1    The obligation of FWRD-Tennessee and FWRD-Delaware to consummate the Merger is conditioned upon the satisfaction or, to the extent permitted by the DGCL and the TBCA, waiver by FWRD-Tennessee and FWRD-Delaware, of the following conditions:
(a)    This Agreement shall have been approved by the affirmative vote of shareholders holding a majority of the common stock and Series B Units of the Company outstanding entitled to vote to approve this Agreement, voting together as one class (the “Requisite Shareholder Approval”);
(b)    FWRD-Tennessee, as sole stockholder of FWRD-Delaware, shall have approved and adopted this Agreement;
(c)    At and as of immediately prior to the Effective Time, no shareholder of FWRD-Tennessee shall hold 15% or more of the outstanding voting stock of FWRD-Tennessee;

(d)    No shareholder of FWRD-Tennessee shall have validly asserted and not withdrawn dissenters’ rights in respect of the Merger under the TBCA; and
(e)    The D&O insurance policy in effect with respect to FWRD-Tennessee and its subsidiaries as of immediately prior to the Effective Time will continue in full force and effect on the same terms and conditions with respect to the Surviving Corporation and its subsidiaries from and after the Effective Time.
ARTICLE IV

COVENANTS; MISCELLANEOUS
4.1    Adoption. Following the execution of this Agreement and prior to the Effective Time, FWRD-Tennessee will, in its capacity as the sole stockholder of FWRD-Delaware, approve and adopt this Agreement.
4.2    Nasdaq Notification. Prior to the Effective Time, FWRD-Tennessee and FWRD-Delaware will take all necessary actions to ensure (a) the establishment of the Surviving Corporation as a successor issuer under Rule 12g-3(a) of the Exchange Act and (b) the continuation of the ticker symbol “FWRD” for shares of Surviving Corporation common stock, and from and after the Effective Time, the Surviving Corporation will take all necessary actions to ensure that (i) Surviving Corporation common stock is deemed registered under Section 12(b) of the Exchange Act pursuant to Rule 12g-3(a) of the Exchange Act and (ii) such continuation of the ticker symbol "FWRD" on Nasdaq (including, in each case, providing Nasdaq with all required information in connection with filing a Company Event Notification relating to the Merger).
4.3    Abandonment. At any time prior to the Effective Time, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by either or both of the parties hereto, notwithstanding (a) the approval of this Agreement by the shareholders of FWRD-Tennessee or the approval and adoption of this Agreement by the sole stockholder of FWRD-Delaware, or by both, or (b) the satisfaction or waiver of the conditions set forth in Article III. In the event of the termination of this Agreement, this Agreement will become void and of no effect and neither of the parties hereto nor any of their shareholders will have any obligations with respect hereto.
4.4    Amendment. The parties hereto may, by written agreement, amend this Agreement at any time prior to the filing of the Articles of Merger with the Secretary of State of Tennessee and the Certificate of Merger with the Secretary of State of Delaware; provided, that, following receipt of the Requisite Shareholder Approval, this Agreement may not be amended in a manner prohibited by Section 48-21-102(f) of the TBCA.
4.5    Waiver. At any time prior to the Effective Time, any party to this Agreement may extend the time for the performance of any of the obligations or other acts of any other party hereto, or waive compliance with any of the agreements of the other party hereto or with any condition to the obligations hereunder, in each case only to the extent that such obligations, agreements and conditions are intended for its benefit and to the extent permitted by applicable law.
4.6    Assignment; No Third-Party Beneficiaries. This Agreement is not assignable by either of the parties hereto. This Agreement will not be deemed to create any third-party beneficiary rights in favor of any person.
4.7    Entire Agreement. This Agreement contains the parties’ entire understanding and agreement with respect to its subject matter.
4.8    Governing Law. This Agreement will be governed by and construed in accordance with the laws of Delaware, without giving effect to conflict of laws principles.
4.9    Consent to Jurisdiction. Each of the parties hereto hereby, with respect to any legal claim or proceeding arising out of this Agreement or the Merger, expressly and irrevocably submits, for itself and with respect to its property, generally and unconditionally, to the exclusive jurisdiction of the Delaware Court of Chancery and any appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any appellate court therefrom) and agrees that any such claim or proceeding relating will not be brought or heard except in such courts.
4.10    Headings. The various section headings are inserted for purposes of reference only and will not affect the meaning or interpretation of this Agreement or any provision hereof.
4.11    Counterparts. This Agreement may be executed in counterparts (including by pdf), each of which will be deemed to be an original instrument, with the same effect as if the signature thereto and hereto were upon the same instrument, and will become effective when counterparts have been signed by each of the parties hereto and delivered (including by email or DocuSign) to the other party, and all such counterparts will together constitute one and the same agreement.
4.12    Enforceability. If any term or provision of this Agreement, or the application thereof to any person or circumstance, is, to any extent, invalid or unenforceable, the remaining terms and provisions of this Agreement or application to other persons and circumstances are not invalidated thereby, and each term and provision hereof is to be construed with all other remaining terms and provisions hereof to effect the intent of the parties hereto to the fullest extent permitted by law.
4.13    Further Assurances. If any of the parties hereto (or, after the Effective Time, the Surviving Corporation) determines that any further assignment, conveyance or assurance is necessary or advisable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title of any property, rights or obligations of FWRD-Tennessee or FWRD-Delaware, the applicable parties will execute and deliver all such proper deeds, assignments and assurances and do all things necessary or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement.
IN WITNESS WHEREOF, FWRD-Tennessee and FWRD-Delaware have executed this Agreement as of the date first written above.

FORWARD AIR CORPORATION By: /s/ Michael Hance Name: Michael Hance Title: Chief Legal Officer and Secretary
FA-DELAWARE CORPORATION By: /s/ Michael Hance Name: Michael Hance Title: President, Treasurer and Secretary